                                                                    EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT is made this 1st day of January, 2002, between Portfolio Recovery Associates, L.L.C., a Delaware limited liability company with its principal place of business in the City of Norfolk, Virginia ("Company") and Kevin P. Stevenson ("Employee").

         IN CONSIDERATION of the mutual covenants contained herein and for other considerations the receipt and sufficiency of which are acknowledged, the parties agree as follows:

         1. POSITION AND RESPONSIBILITIES.

            The Company hereby hires Employee as a Senior Vice President. Subject to the LLC Agreement (as defined herein), he shall be vested with such authority and responsibilities as may be conferred upon him by the Management Committee of the Company (the "Management Committee") and the President of the Company (the "President") and which are appropriate and customary to his office. He shall report to and act under the direction of the President. The Employee accepts such employment and agrees to diligently and faithfully exercise the authority and discharge the responsibility of his office to the best of his ability, devoting substantially all of his business time, attention, and services to the affairs of the Company. Except with the consent of the Management Committee, the Employee shall not engage in any other pursuits for compensation while serving as an officer of the Company.

         2. PLACE OF PERFORMANCE.

            The principal place of employment of Employee shall be at the Company's principal executive offices in Norfolk, Virginia or where such offices may be relocated within a twenty-five (25) mile radius of Norfolk, Virginia (the "Metropolitan Area"). Notwithstanding the foregoing, Employee may be required to travel beyond the Metropolitan Area as may be reasonably required to perform his duties hereunder.

         3. COMPENSATION.

            (a) Base Salary. The Employee shall be paid a base salary at the rate of $120,000 per year, which shall be paid in approximately equal installments consistent with the Company's payroll policy, as it may exist from time to time ("Base Salary"). Following the first anniversary of the Commencement Date (as defined herein) and for each anniversary thereafter during the Employment Period (as defined herein), Base Salary shall be increased annually by no less than 4% over the immediately preceding year's Base Salary.

            (b) Management Bonus Program. The performance of the business shall be reviewed at the end of each operating year and compared to such goals as are set forth in the business plan for that year as developed and presented by the Operating Member of the Company and approved by its Management Committee (the "Business Plan"). If the results of operations for the year achieve the net profitability goals for the year specified in the approved

Business Plan and Employee's contribution to such performance results are satisfactory as determined in the sole discretion of the Management Committee, a bonus equal to no less than thirty-three percent (33%) of the Employee's Base Salary shall be paid to him (the "Bonus"). If the results of operations for the year exceed the net profitability goals of the approved Business Plan, the amount of the Employee's Bonus may be increased in recognition of the degree to which performance exceeded such goals, and the Employee's contribution to such superior performance results as determined in the sole discretion of the Management Committee. If the results of operations for the year fail to achieve such net profitability goals, the amount (if any) of the Employee's Bonus shall be within the absolute discretion of the Management Committee.

            (c) Benefits. The Employee shall be entitled to a benefits package consisting of: (i) four (4) weeks paid annual vacation and (ii) such other employee benefits programs as may be offered by the Company to other employees, provided that he shall not be entitled to participate in any incentive bonus program adopted for non-management level employees during the time the Management Bonus Program is in effect. In addition, the Company shall reimburse Employee for reasonable business expenses incurred by Employee upon appropriate documentation and in accordance with Company policies for senior executives, as they may exist from time to time. The Company shall reimburse Employee for his reasonable legal fees incurred with respect to the preparation of this Agreement; provided, that, such reimbursement shall not exceed $1,000.

            (d) Warrants. The Employee was granted warrants to acquire equity interests in the Company in accordance with the terms set forth in Exhibit A to the Employment Agreement between the Employee and the Company dated March 31, 1999.

         4. TERM.

            The period of employment of Employee by the Company hereunder (the "Employment Period") shall commence on the date hereof (the "Commencement Date") and shall continue through the third anniversary thereof; provided, that, commencing on the third anniversary of the Commencement Date and each anniversary thereafter, the Employment Period shall be automatically extended for one (1) additional year unless either party shall notify the other party at least ninety (90) days prior to the expiration of the Employment Period that it intends to let the Agreement expire. The Employment Period may be sooner terminated by either party in accordance with Section 5 of this Agreement.

            In an event of a Change of Control, the period of employment shall be automatically extended by 24 months from the date of the event.

            For purposes of this Agreement, a Change in Control shall mean a reorganization or recapitalization of the Company, whether by merger, sale of substantially all of its assets except in the ordinary course of business, share exchange or sale, or other form or structure of transaction which when given effect will result in Angelo, Gordon & Co., L.P. and its affiliates ceasing to hold at least a majority of the outstanding Units. In the event of an impending Change in Control, the Company shall provide Employee as much advance notice as administratively possible prior to such Change in Control.


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         5. TERMINATION.

            Employee's employment hereunder maybe terminated during the Employment Period under the following circumstances:

            (a) Death. Employee's employment hereunder shall terminate upon his death.

            (b) Disability. If, as a result of Employee's incapacity due to physical or mental illness, Employee shall have been substantially unable to perform his duties hereunder for an entire period of six (6) consecutive months or nine (9) months in any twelve (12) month period, and within thirty (30) days after written Notice of Termination is given after such period, Employee shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate Employee's employment hereunder for "Disability", and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

            (c) Cause. The Company shall have the right to terminate Employee's employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, the Company shall have "Cause" to terminate Employee's employment upon Employee's:

            (i) conviction of, or plea of guilty or nolo contendere to, a felony; or

            (ii) willful and continued failure to use reasonable best efforts to substantially perform his duties hereunder (other than such failure resulting from Employee's incapacity due to physical or mental illness or subsequent to the issuance of a Notice of Termination by Employee for Good Reason) or to obey the lawful written directives of the Management Committee or the President after demand for substantial performance is delivered by the Company in writing that specifically identifies the manner in which the Company believes Employee has not used reasonable best efforts to substantially perform his duties; or

            (iii) willful misconduct (including, but not limited to, a willful breach of the provisions of Section 9) that is economically injurious to the Company or to any entity in control of, controlled by or under common control with the Company ("Affiliates").

            (d) Good Reason. Employee may terminate his employment for "Good Reason" within thirty (30) days after Employee has actual knowledge of the occurrence, without the written consent of Employee, of one of the following events that has not been cured within thirty (30) days after written notice thereof has been given by Employee to the Company:

            (i) the relocation of the Company's principal executive offices or Employee's own office location to a location beyond the Metropolitan Area; or

            (ii) the Company's failure to provide any material payments due to be provided to Employee.


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Employee's right to terminate his employment hereunder for Good Reason shall not be affected by his incapacity due to physical or mental illness. Employee's continued employment during the thirty (30) day period referred to above in this paragraph (d) shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

            (e) Without Cause. The Management Committee or the President shall have the right to terminate Employee's employment hereunder without Cause by providing Employee with a Notice of Termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

            (f) Without Good Reason. Employee shall have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

            (g) Expiration of the Term. Unless the Company and the Employee agree to continue the employment on an at will basis pending negotiation of a new employment agreement, Employee's employment shall terminate upon the expiration of the Employment Period and such expiration shall not be deemed to be a termination by the Management Committee or the President without Cause.

         6. TERMINATION PROCEDURE.

            (a) Notice of Termination. Any termination of Employee's employment by the Company or by Employee during the Employment Period (other than termination pursuant to Section 5(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.

            (b) Date of Termination. "Date of Termination" shall mean (i) if Employee's employment is terminated by his death, the date of his death, (ii) if Employee's employment is terminated pursuant to Section 5(b), thirty (30) days after Notice of Termination (provided that Employee shall not have returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), (iii) if Employee's employment is terminated pursuant to Section 5(g), the date of expiration, and (iv) if Employee's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination.

         7. COMPENSATION UPON TERMINATION OR DURING DISABILITY.

            In the event Employee is disabled or his employment terminates during the Employment Period, the Company shall provide Employee with the payments and benefits set forth below. Employee acknowledges and agrees that the payments set forth in this Section 7 constitute liquidated damages for any claim of breach of contract under this Agreement as it relates to termination of his employment during the Employment Period. In order to receive any


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of the payments set forth below, prior to the payments of such amounts, Employee shall execute and agree to be bound by an agreement relating to the waiver and general release of any and all claims (other than claims for the compensation and benefits payable under Section 7 hereof) arising out of or relating to Employee's employment and termination of employment (the "Release"). Such
Release must be made in a form that is reasonably satisfactory to the Company, and shall run in favor of the Company and its affiliates, and their respective officers, directors, employees, agents, successors and assigns.

            (a) Termination by Management Committee without Cause or by any individual (other than Steven D. Fredrickson) serving as President without Cause. If Employee's employment is terminated by the Management Committee without Cause or by any individual (other than Steven D. Fredrickson) serving as President without Cause:

            (i) the Company shall pay to Employee (A) his Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, (B) a lump-sum payment equal to two (2) times Employee's then current Base Salary and (C) a lump-sum payment equal to two (2) times the amount of the Bonus, if any, paid to Employee in the year immediately prior to the year of termination. Such payment under clauses (B) and (C) hereof shall be made as soon as administratively feasible following the Date of Termination and execution of a valid Release, but in no event more than forty-five (45) days following the execution of such Release; and

            (ii) Employee shall be entitled to any other rights, compensation and/or benefits as may be due to Employee in accordance with the terms and provisions of any agreements, plans or programs of the Company.

            (b) Termination by Steven D. Fredrickson if serving as the President without Cause or by Employee for Good Reason. If Employee's employment is terminated by Steven D. Fredrickson if serving as the President without Cause or by Employee for Good Reason:

            (i) the Company shall pay to Employee (A) his Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, (B) a lump-sum payment equal to one (1) times Employee's then current Base Salary and (C) a lump-sum payment equal to one (1) times the amount of the Bonus, if any, paid to Employee in the year immediately prior to the year of termination. Such payment under clauses (B) and (C) hereof shall be made as soon as administratively feasible following the Date of Termination and execution of a valid Release, but in no event more than forty-five (45) days following the execution of such Release; and

            (ii) Employee shall be entitled to any other rights, compensation and/or benefits as may be due to Employee in accordance with the terms and provisions of any agreements, plans or programs of the Company.

            (c) Cause by Employee without Good Reason or upon Expiration of the Employment Period. If Employee's employment is terminated by the Company for Cause or by Employee (other than for Good Reason) or upon expiration of the Employment Period:


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            (i) the Company shall pay Employee his Base Salary and, to the extent required by law or the Company's vacation policy, his accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination; provided, that, if the Employee's termination of employment occurs do to an expiration of the Employment Period initiated by a notice provided to Employee by the Company under
      Section 4 of the Agreement, notwithstanding the foregoing and in lieu thereof, the Company shall pay to Employee (A) his Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, (B) a lump-sum payment equal to one-half (0.5) times Employee's then current Base Salary and (C) a lump-sum payment equal to one-half (0.5) times the amount of the Bonus, if any, paid to Employee in the year immediately prior to the year of termination. Such payment under clauses (B) and (C) hereof shall be made as soon as administratively feasible following the Date of Termination and execution of a valid Release, but in no event more than forty-five (45) days following the execution of such Release; and


            (ii) Employee shall be entitled to any other rights, compensation and/or benefits as may be due to Employee in accordance with the terms and provisions of any agreements, plans or programs of the Company.

            (d) Disability. During any period that Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), Employee shall continue to receive his full Base Salary set forth in Section 3(a) until his employment is terminated pursuant to Section 5(b); provided, that, any such amounts shall be off-set, on a dollar for dollar basis, for each dollar Employee receives by any disability insurance or social security benefit. In the event Employee's employment is terminated for Disability pursuant to Section 5(b):

            (i) the Company shall pay to Employee (A) his Base Salary and accrued vacation pay through the Date of Termination, off-set, on a dollar for dollar basis, for each dollar Employee receives by any disability insurance or social security benefit, as soon as practicable following the Date of Termination and (B) a Bonus, for the year in which the Date of Termination occurs, pro-rated to the Date of Termination and payable at the same time as bonuses are customarily paid; and

            (ii) Employee shall be entitled to any other rights, compensation and/or benefits as may be due to Employee in accordance with the terms and provisions of any agreements, plans or programs of the Company.

            (e) Death. If Employee's employment is terminated by his death:

            (i) the Company shall pay in a lump sum to Employee's beneficiary, legal representatives or estate, as the case may be, Employee's (A) Base Salary through the Date of Termination and (B) Bonus, for the year in which the Date of Termination occurs, pro-rated to the Date of Termination and payable at the same time as bonuses are customarily paid; and

            (ii) Employee's beneficiary, legal representatives or estate, as the case may be,

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      shall be entitled to any other rights, compensation and benefits as may be due to any such persons or estate in accordance with the terms and provisions of any agreements, plans or programs of the Company.

         8. MITIGATION.

            Except as otherwise noted above, Employee shall not be required to mitigate amounts payable under this Agreement by seeking other employment, and there shall be no offset against amounts due Employee under this Agreement on account of subsequent employment except as specifically provided herein.

         9. CONFIDENTIAL INFORMATION; OWNERSHIP OF DOCUMENTS; NON-COMPETITION.

            (a) Confidential Information. Employee shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments, which shall have been obtained by Employee during Employee's employment by the Company and which is not generally available public knowledge (other than by acts by Employee in violation of this Agreement). Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, Employee shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case Employee shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder.

            (b) Removal of Documents; Rights to Products. All records, files, drawings, documents, models, equipment, and the like relating to the Company's business, which Employee has control over shall not be removed from the Company's premises without its written consent, unless such removal is in the furtherance of the Company's business or is in connection with Employee's carrying out his duties under this Agreement and, if so removed, shall be returned to the Company promptly after termination of Employee's employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment. Employee shall assign to the Company all rights to trade secrets and other products relating to the Company's business developed by him alone or in conjunction with others at any time while employed by the Company.

            (c) Nonsolicitation. During the Employment Period and for two (2) years after Employee's employment is terminated for any reason, Employee will not, directly or indirectly, solicit the customers, suppliers or key employees of the Company to terminate their relationship with the Company (or to modify such relationship in a manner that is adverse to the interests of the Company), or to violate any valid contracts they may have with the Company.

            (d) Noncompetition. During the Employment Period and for one (1) year after Employee's employment is terminated for any reason (other than pursuant to Section 5(d),


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by the Management Committee under Section 5(e), and by any individual (other than Steven D. Fredrickson) serving as President under Section 5(e)), Employee will not, directly or indirectly, own, manage, operate, control, be employed by, or perform services for any business, howsoever organized and in whatsoever form, that engages in the same or a similar line of business as the Company, as determined from its latest Business Plan, and which is located in the market area of the Company existing on the date of termination of Employee's employment with Company.

            (e) Blue Pencil. If, at any time, the provisions of this Section 9 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 9 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and Employee agrees that this Section 9 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

            (f) Injunctive Relief. In the event of a breach or threatened breach of this Section 9, Employee agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Employee acknowledging that damages would be inadequate and insufficient.

            (g) Continuing Operation. Except as specifically provided in this
Section 9, the termination of Employee's employment or of this Agreement shall have no effect on the continuing operation of this Section 9.

         10. LIMITATION OF LIABILITY AND INDEMNITY.

             The limitation of liability and indemnity provisions of Section 3.8(b)(c) and (d) of the LLC Agreement are a contractual benefit to the Employee and are a material consideration for his employment.

         11. GOVERNING LAW; LEGAL FEES AND EXPENSES.

             This Agreement, the employment relationship contemplated herein and any claim arising from such relationship, shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws rules. If any contest or dispute shall arise between the Company and Employee regarding the provisions of this Agreement, each party shall be responsible for the payment of its own legal fees and expenses relating to such claim or dispute regardless of outcome.

         12. NOTICES.

             All notices hereunder shall be in writing and shall be delivered in person or mailed by first-class mail with adequate postage affixed, as follows:


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If to the Company, to:

         Portfolio Recovery Associates, L.L.C.
         c/o Angelo, Gordon & Co., L.P.
         245 Park Avenue
         New York, NY 10067
         Attn: David Roberts

If to the Employee, to:

         Kevin P. Stevenson
         2364 Ken Drive
         Virginia Beach, VA 23454

         13. LLC AGREEMENT.

             The term "LLC Agreement" as used herein shall mean the Amended and Restated Limited Liability Company Agreement of the Company dated as of the date hereof. All capitalized terms appearing in the text of this Agreement shall have the same meanings as they have in the LLC Agreement to the extent not defined herein.

         14. SUCCESSORS; BINDING AGREEMENT.

             (a) Company's Successors. The Company may assign or transfer this Agreement; provided, that, the Company will require any successor to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such assignment or transfer had taken place.

             (b) Employee's Successors. No rights or obligations of Employee under this Agreement may be assigned or transferred by Employee other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Employee's death, this Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee's beneficiary or beneficiaries, personal or legal representative, or estate, to the extent any such person succeeds to Employee's interests under this Agreement. Employee shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Employee's death by giving the Company written notice thereof. In the event of Employee's death or a judicial determination of his incompetence, reference in this Agreement to Employee shall be deemed, where appropriate, to refer to his beneficiar(y)(ies), estate or other legal representative(s). If Employee should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Employee, or otherwise to his legal representatives or estate.


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         15. MISCELLANEOUS.

             No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Employee and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder shall survive Employee's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

         16. VALIDITY.

             The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         17. COUNTERPARTS.

             This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         18. ENTIRE AGREEMENT.

             This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

         19. WITHHOLDING.

             All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.


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


         20. SECTION HEADINGS.

             The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.



                                   "COMPANY":

                                   PORTFOLIO RECOVERY ASSOCIATES, L.L.C.

                                   By:  /s/ JOSHUA BRAIN
                                      -----------------------------------
                                      Name:  Joshua Brain
                                      Title: Capital Manager

                                   "EMPLOYEE":

                                   By:  /s/ KEVIN P. STEVENSON
                                      -----------------------------------
                                      Kevin P. Stevenson



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